SEWARD & KISSEL LLP
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                                               Dated as of February 23, 2007



AllianceBernstein Global High Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Alliance World Dollar Government Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

             Re: Acquisition of the Assets and Assumption of the
                 Liabilities of Alliance World Dollar Government Fund, Inc. by AllianceBernstein Global High Income Fund, Inc.
                 ----------------------------------------------------------

Ladies and Gentlemen:

                               I. Introduction
                                  -------------


          We have acted as counsel to Alliance World Dollar Government Fund, Inc., a Maryland corporation ("World Dollar Fund"), and AllianceBernstein Global High Income Fund, Inc. (formerly known as Alliance World Dollar Government Fund II, Inc.), a Maryland corporation ("Global High Income Fund"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among World Dollar Fund, Global High Income Fund and AllianceBernstein L.P. (the "Adviser"), dated as of September 20, 2006 (the "Plan"). Pursuant to Section 8(e) of the Plan, World Dollar Fund and Global High Income Fund have requested our opinion as to certain of the federal income tax consequences to World Dollar Fund, Global High Income Fund and the stockholders of World Dollar Fund ("World Dollar Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts
                                   ---------------

          Each of World Dollar Fund and Global High Income Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

          The Plan and the Acquisition have been approved by the Board of Directors of World Dollar Fund and the Board of Directors of Global High Income Fund. The terms and conditions of the Acquisition are set forth in the Plan.

          Pursuant to the Plan, World Dollar Fund will transfer all of its Assets to Global High Income Fund in exchange for shares (including fractional shares and cash in lieu of certain fractional shares(1)) of Global High Income Fund ("Global High Income Fund Shares") and the assumption by Global High Income Fund of all the Liabilities of World Dollar Fund existing on or after the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, World Dollar Fund will liquidate and distribute all of the Global High Income Fund Shares (and cash in lieu of fractional shares) that it received in connection with the Acquisition to those then former World Dollar Stockholders in exchange for all of the then outstanding shares of World Dollar Fund ("World Dollar Fund Shares"). Upon completion of the Acquisition, each such former World Dollar Stockholder will be the owner of full and fractional Global High Income Fund Shares (and cash in lieu of fractional shares) equal in net asset value as of the Closing Date to the net asset value of the World Dollar Fund Shares such stockholder held prior to the Acquisition. Pursuant to the Plan, World Dollar Fund will bear any expenses incurred in connection with the Acquisition.

-----------------

(1) World Dollar Stockholders who are participants in World Dollar Fund's Dividend reinvestment plan ("DRIP") will receive fractional shares; all other World Dollar Stockholders will receive cash in lieu of fractional shares.


          The stated investment objective of each of World Dollar Fund and Global High Income Fund is to seek high current income and, secondarily, capital appreciation. To achieve this objective, World Dollar Fund invests primarily in high yielding, high risk debt obligations issued or guaranteed by governments of developing countries. Global High Income Fund invests at least 65 percent of its total assets in sovereign debt obligations issued or guaranteed by foreign governments. Up to 35 percent of the Global High Income Fund's investments may be comprised of high-yielding, high-risk fixed-income securities issued by United States corporations. According to the Form N-CSR filed by World Dollar Fund with the United States Securities and Exchange Commission (the "SEC") on January 9, 2007, for the fiscal year ended October 31, 2006, World Dollar Fund had over 88 percent of its net assets invested in foreign sovereign debt obligations. World Dollar Fund's remaining assets were invested in various short-term investments, corporate debt obligations, warrants and credit default swaps. According to the Form N-CSRS filed by Global High Income Fund with the SEC on June 8, 2007, for the six-month period ended September 30, 2006, Global High Income Fund had over 72 percent of its net assets invested in foreign sovereign debt obligations and over 9 percent of its net assets were invested in corporate debt obligations. The remainder of its assets were invested in short-term investments, warrants, credit-default swaps and reverse repurchase agreements. The sovereign debt obligations held by Global High Income Fund and World Dollar Fund were primarily issued by the governments of developing nations.

          In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Global High Income Fund relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of World Dollar Fund and Global High Income Fund:

          (1) The Plan has been duly approved by the World Dollar Stockholders.

          (2) Each of World Dollar Fund and Global High Income Fund: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

          (3) The Adviser will operate the business of World Dollar Fund in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, World Dollar Fund will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner.

          (4) Following the Acquisition, Global High Income Fund (a) has no plan or intention to sell or otherwise dispose of any of the asset acquired from World Dollar Fund, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

          (5) The World Dollar Stockholders will receive no consideration pursuant to the Acquisition other than Global High Income Fund Shares or cash in lieu of fractional Global High Income Fund Shares. The cash paid in lieu of fractional shares will not exceed 60 percent of the fair market value of the total consideration paid to the World Dollar Stockholders for their World Dollar Fund Shares.

          (6) The World Dollar Stockholders will pay any expenses incurred by them in connection with the Acquisition.

          (7) The Liabilities of World Dollar Fund to be assumed by Global High Income Fund in the Acquisition have been incurred in the ordinary course of business of World Dollar Fund or incurred by World Dollar Fund solely and directly in connection with the Acquisition.

          (8) During the five-year period ending at the Effective Time, (a) neither World Dollar Fund nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired World Dollar Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Global High Income Fund Shares or World Dollar Fund Shares, except for World Dollar Fund Shares redeemed in the ordinary course of World Dollar Fund's business as a closed-end fund, and (b) no distributions will have been made with respect to World Dollar Fund Shares, other than normal, regular dividend distributions made pursuant to the World Dollar Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

          (9) Global High Income Fund has no plan or intention to issue additional Global High Income Fund Shares following the Acquisition except for Global High Income Fund Shares issued in the ordinary course of its business as a closed-end fund. Neither Global High Income Fund nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Global High Income Fund Shares issued to the World Dollar Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

          (10) During the five-year period ending at the Effective Time, neither Global High Income Fund nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired World Dollar Fund Shares with consideration other than Global High Income Fund Shares.

          (11) The aggregate value of the acquisitions, redemptions and distributions described by paragraphs 8, 9, and 10 above will not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of all of the equity securities issued by World Dollar Fund at the Effective Time.

          (12) There is no plan or intention of the World Dollar Stockholders to redeem, sell or otherwise dispose of (i) any portion of their World Dollar Fund Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either World Dollar Fund or Global High Income Fund, or (ii) any portion of the Global High Income Fund Shares they receive in the Acquisition to any person "related" (within such meaning) to Global High Income Fund. It is not anticipated that dispositions of those Global High Income Fund Shares at the time of, or soon after, the Acquisition will exceed the usual rate and frequency of dispositions of World Dollar Fund Shares as a closed-end fund. It is expected that the percentage of equity interests in World Dollar Fund, if any, that will be disposed of as a result of or at the time of the Acquisition will be de minimis and that there will be no extraordinary redemptions of World Dollar Fund Shares immediately following the Acquisition.

          (13) The fair market value of the Assets of World Dollar Fund transferred to Global High Income Fund will equal or exceed the sum of (a) the amount of Liabilities of World Dollar Fund assumed by Global High Income Fund, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

          (14) There are no pending or threatened claims or assessments that have been asserted by or against World Dollar Fund, other than those disclosed and reflected in the net asset value of World Dollar Fund.

          (15) There are no unasserted claims or assessments against World Dollar Fund that are probable of assertion.

          (16) There is no plan or intention for Global High Income Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

          (17) During the five year period ending at the Effective Time, the Global High Income Fund has not directly or indirectly owned any World Dollar Fund Shares.

          (18) The fair market value of the Global High Income Fund Shares (and cash in lieu of fractional shares) that each World Dollar Stockholder receives will be approximately equal to the fair market value of the World Dollar Fund Shares it surrenders in exchange therefor.

          (19) Pursuant to the Acquisition, World Dollar Fund will transfer to Global High Income Fund, and Global High Income Fund will acquire, at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, that World Dollar Fund held immediately before the Acquisition. For purposes of the foregoing, any amounts World Dollar Fund uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Acquisition.

          (20) There is no intercompany indebtedness between Global High Income Fund and World Dollar Fund that was issued or acquired, or will be settled, at a discount.

          (21) The sum of (a) the expenses incurred by World Dollar Fund pursuant to the Plan and (b) the Liabilities of World Dollar Fund to be assumed by Global High Income Fund in the Acquisition will not exceed 20 percent of the fair market value of the assets of World Dollar Fund transferred to Global High Income Fund pursuant to the Acquisition.

                               III. Relevant Law
                                    -------------

          A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(2) Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(3)

--------------------------

(2) Code ss. 361.
(3) Code ss. 354.


          In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

          Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies, may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

          In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest ("COI") requirement, and the continuity of business enterprise ("COBE") requirement. (4)

--------------------

(4)  Treas. Reg. ss. 1.368-1(b).


          In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(5) This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation..."(6) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(7)

---------------------

(5) Treas. Reg. ss. 1.368-1(e)(1)(i).
(6) Id.
(7) Treas. Reg. ss. 1.368-1(e)(3).


          In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(8)

--------------------

(8) Treas. Reg. ss. 1.368-1(d)(1)-(3).


          In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(9)

----------------------

(9) Rev. Rul. 87-76, 1987-2 C.B. 84.



          The Acquisition will be a transfer of substantially all of the Assets of World Dollar Fund to Global High Income Fund, each of which is a corporation, in exchange solely for stock of Global High Income Fund and cash in lieu of fractional Global High Income Fund Shares, which will then be distributed to the stockholders of World Dollar Fund pursuant to the liquidation of World Dollar Fund. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

          Since each of Global High Income Fund and World Dollar Fund is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

          Based upon the representations made above with respect to acquisitions of World Dollar Fund Shares by persons "related" to Global High Income Fund, each World Dollar Stockholder will receive Global High Income Fund Shares and cash in lieu of fractional shares as a result of the Acquisition. The cash received by the World Dollar Stockholders will not exceed 60 percent of the fair market value of the total consideration paid for the World Dollar Fund Shares. Therefore, the Acquisition will satisfy the COI requirement.

          World Dollar Fund and Global High Income Fund are each historically engaged in the business of investing in the foreign sovereign debt securities. In addition, Global High Income Fund is secondarily engaged in the business of investing in high-yielding, high-risk fixed-income securities issued by non-U.S. corporations (primarily in developing nations). Each of World Dollar Fund and Global High Income Fund invest over 72 percent of their respective assets in debt obligations of the foreign sovereign entities. In the case of each of World Dollar Fund and Global High Income Fund, such sovereign debt obligations are issued primarily by developing nations. In addition, each of World Dollar Fund and Global High Income Fund pursue a strategy that focuses on generating high current income, with a secondary focus on capital appreciation.

          Based upon the above, we believe that World Dollar Fund and Global High Income Fund are engaged in the same historic business of investing in foreign sovereign debt securities and Global High Income Fund will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since Global High Income Fund has no plan or intention to sell or otherwise dispose of any of the assets acquired from World Dollar Fund, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Global High Income Fund will use the assets acquired from World Dollar Fund in its historic business so that Global High Income Fund will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions
                                      ---------

          Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

          (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and World Dollar Fund and Global High Income Fund will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

          (2) Each World Dollar Stockholder will recognize no gain or loss on such stockholder's receipt of Global High Income Fund Shares (including any fractional Global High Income Fund Share to which the stockholder may be entitled) in exchange for the stockholder's World Dollar Fund Shares owned by the World Dollar Stockholders in connection with the Acquisition.

          (3) Neither World Dollar Fund nor Global High Income Fund will recognize any gain or loss upon the transfer by World Dollar Fund of all of its Assets to Global High Income Fund in exchange for Global High Income Fund Shares (and cash in lieu of fractional shares) and the assumption by Global High Income Fund of the Liabilities pursuant to the Plan or upon the distribution of Global High Income Fund Shares to World Dollar Stockholders in exchange for their respective World Dollar Fund Shares.

          (4) The holding period and tax basis of the Assets acquired by Global High Income Fund will be the same as the holding period and tax basis that World Dollar Fund had in the Assets immediately prior to the Acquisition.

          (5) The aggregate tax basis of Global High Income Fund Shares received in connection with the Acquisition by each World Dollar Stockholders (including any fractional Global High Income Fund Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the World Dollar Fund Shares surrendered in exchange therefore decreased by any cash received and increased by any gain recognized on the exchange.

          (6) The holding period of Global High Income Fund Shares received in connection with the Acquisition by each of the World Dollar Stockholders (including any fractional Global High Income Fund Share to which the stockholder may be entitled) will include the holding period of the World Dollar Fund Shares surrendered in exchange therefor, provided that such World Dollar Fund Shares constitute capital assets in the hands of the World Dollar Stockholder as of the Closing Date.

          (7) Global High Income Fund will succeed to the capital loss carryovers of World Dollar Fund, if any, under Section 381 of the Code, but the use by Global High Income Fund of any such capital loss carryovers (and of any capital loss carryovers of Global High Income Fund) may be subject to limitation under Section 383 of the Code.

          (8) Any gain or loss realized by a World Dollar Stockholder upon the sale of a fractional share of the Global High Income Fund to which the stockholder is entitled will be recognized by the World Dollar Stockholder and measured by the difference between the amount of cash received and the basis of the fractional share and, provided that the World Dollar Fund Shares surrendered constitute capital assets in the hands of the stockholder, will be a capital gain or loss.

          Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                                Very truly yours,


                                                /s/ Seward & Kissel LLP
                                                -----------------------
                                                Seward & Kissel LLP